Exhibit 5 and 23.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

June 3, 2025

Ventas, Inc.
300 North LaSalle Street, Suite 1600
Chicago, Illinois 60654

Ladies and Gentlemen:

Ventas Realty, Limited Partnership, a Delaware limited partnership (the “Issuer”), and Ventas, Inc. (the “Parent Guarantor” and, together with the Issuer, the “Ventas Entities”), have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File Nos. 333-277185 and 333-277185-01) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $500,000,000 aggregate principal amount of the Issuer’s 5.100% Senior Notes due 2032(the “Notes”). The Notes are to be issued pursuant to the provisions of the Indenture dated as of February 23, 2018 (the “Base Indenture”) among the Ventas Entities, the guarantors named therein and U.S. Bank Trust Company, National Association (successor to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture establishing the terms of the Notes, dated as of June 3, 2025, among the Ventas Entities and the Trustee (the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes will be guaranteed by the Parent Guarantor (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated May 29, 2025 (the “Underwriting Agreement”) among the Ventas Entities and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Issuer and the Parent Guarantor that we reviewed were and are accurate and (vi) all representations made by the Issuer and the Parent Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	When the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the Parent Guarantor’s obligation or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

2.	The Indenture (which includes the Guarantees) has been duly authorized, executed and delivered by each of the Ventas Entities and is a valid and binding agreement of the Ventas Entities, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of the Parent Guarantor’s obligation or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest.

In connection with the opinions expressed above, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Issuer and the Parent Guarantor). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its limited partnership or corporate powers, as applicable, (b) do not contravene, or constitute a default under, the certificate of incorporation, certificate of limited partnership, partnership agreement or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Issuer and the Parent Guarantor.

We are members of the Bar of the State of New York and the foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, except that we express no opinion as to any law, rule or regulation that is applicable to the Issuer or the Parent Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Parent Guarantor on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

June 3, 2025	2